FOR RELEASE: August 31, 2004

Contact: Cheryl Hansen
Director, Investor Relations
(610) 645-1084
clhansen@aquaamerica.com

Donna Alston
Manager, Communications
(610) 645-1095
dpalston@aquaamerica.com

AQUA AMERICA WINS $12 MILLION ARBITRATION AWARD

BRYN MAWR, PA, August 31, 2004 – Aqua America, Inc. (Aqua) (NYSE: WTR) announced today that the company was awarded $12.3 million plus interest in an arbitration over the final purchase price for the stock of the AquaSource operations. Aqua purchased these operations from Duquesne Light Holdings, Inc. (NYSE: DQE) on July 31, 2003. The approximate $12.3 million adjustment means Aqua paid the minimum purchase price of $178.4 million (which includes working capital and tax adjustments) for more than 130,000 customer accounts, or approximately $1,300 per customer, which is one of the lowest costs paid in a major water company acquisition to date. Chairman and President Nicholas DeBenedictis said, “The AquaSource acquisition was accretive to earnings from day one and this arbitration award will serve to enhance the accretion to earnings.”

The award represents a cash refund to Aqua for a portion of the estimated purchase price originally paid in accordance with the purchase agreement. The purchase agreement required adjustments to be made to the final purchase price based upon the achievement of specific operating performance metrics, involving revenue, rate base and customer connections between the time of the signing of the purchase agreement and the closing on the transaction.

“We are very pleased with the arbitrator’s decision and intend to reinvest the $12.3 million in capital improvements in the acquired systems,” said DeBenedictis. “Since taking ownership, we have been making needed improvements to bring the AquaSource systems to required water quality standards, as well as instituting changes to professionally manage the operations. In addition, we continue to identify synergies from the acquisition, and are filing for needed rate relief to recover our investments and fully earn on our assets,” added DeBenedictis.

Aqua America, Inc. is the largest U.S.-based publicly-traded water utility serving more than 2.5 million residents in Pennsylvania, Ohio, Illinois, Texas, New Jersey, Indiana, Virginia, Florida, North Carolina, Maine, Missouri, New York, and South Carolina. Aqua America is listed on the New York and Philadelphia Stock Exchanges under the ticker symbol WTR. The company has been committed to the preservation and improvement of the environment throughout its history, which spans more than 100 years.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, the impact of the AquaSource purchase price arbitration award, the earning potential of the AquaSource systems, the identification of acquisition synergies and the expected impact of rate cases. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives, and other factors discussed in our filings with the Securities and Exchange Commission.

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